Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
JUNE 30, 2007, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED
AUGUST 6, 2007
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, August 3, 2007
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the second quarter of 2007 amounted to $27,761,000 compared with $23,747,000 for the second quarter of 2006. Unaudited consolidated net income for the first six months of 2007 was $50,344,000 compared with $47,162,000 for the first six months of 2006.
     The increases in consolidated earnings for the 2007 periods resulted mainly from increased investment income earned by the insurance businesses principally as a result of higher interest rates on short-term investments, and increased underwriting income, partially offset by increased operating expenses incurred by the furniture rental business, as CORT expands and redirects the marketing of its rental relocation services from targeting individuals to targeting corporate clients.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting	$4,313	$3,733	$6,210	$5,555
Investment income	16,294	12,316	31,868	26,974
CORT furniture rental business	6,820	7,585	11,536	13,636
Precision Steel businesses	374	44	735	939
Other	(40)	69	(5)	58

Consolidated net income	$27,761	$23,747	$50,344	$47,162

Per share	$3.90	$3.33	$7.07	$6.62

     Wesco’s Form 10-Q for the quarter ended June 30, 2007 is expected to be filed electronically with the Securities and Exchange Commission on August 6, 2007, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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